Exhibit 10.3

FTI CONSULTING, INC. 2009 OMNIBUS INCENTIVE COMPENSATION PLAN

CASH-BASED PERFORMANCE AWARD AGREEMENT

To                     :

FTI Consulting, Inc., a Maryland corporation (the “Company”), has granted you an award (the “Award”) of up to              cash-based performance units (the “Performance Units”) under the FTI Consulting, Inc. 2009 Omnibus Incentive Compensation Plan, as amended and restated effective June 2, 2010, as further amended from time to time (the “Plan”), conditioned upon your agreement to the terms and conditions described below. Each Performance Unit represents, on the books of the Company, a unit which is equivalent in value to one share of the Company’s common stock, $0.01 par value (the “Common Stock”). The effective date of grant shall be              ,         (the “Grant Date”), subject to your promptly signing and returning a copy of this Agreement to the Company.

This Cash-Based Performance Award Agreement (this “Agreement”) and the Award and the Performance Units are made in consideration of your employment with the Company (as hereafter defined) and are subject to any applicable terms of the written employment arrangements, or successor agreement, as amended from time to time, to which you are subject (“Employment Agreement”), if applicable, between you (the “Employee”) and the Company or an Affiliate of the Company (the “Employer”). This Agreement incorporates the Plan by reference, and specifies other applicable terms and conditions of your Award and Performance Units. You agree to accept as binding, conclusive, and final all decisions or interpretations of the Compensation Committee (the “Committee”) of the Board of Directors of the Company concerning any questions arising under this Agreement or the Plan with respect to the Award or the Performance Units. Unless otherwise noted, all terms not defined by this Agreement (or the Glossary hereto) have the meanings given in the Plan (or if applicable, the Employment Agreement).

Copies of the Plan and the Prospectus for the Plan are attached or haves otherwise been electronically provided to you. By executing this Agreement, you acknowledge that you have received copies of those documents and have read, understand and agree to all terms. You may request additional copies of those documents by contacting the Secretary of the Company at FTI Consulting, Inc., 2 Hamill Road, North Building, Baltimore, Maryland 21210 (Phone: (410) 591-48). You also may request from the Secretary of the Company copies of the other documents that make up a part of the Prospectus (described more fully at the end of the Prospectus), as well as all reports, proxy statements and other communications distributed to the Company’s security holders generally.

1. Terms and Conditions of the Award. The following terms and conditions shall apply:

(a) Performance-Based Vesting. All of the Performance Units are nonvested and forfeitable as of the Grant Date. Subject to the satisfaction of the time-based vesting conditions applicable to the Award under Section 1(b) hereof, the Performance Units shall vest as set forth in Section 1(b) or 1(c), subject to your continued Service (as hereafter defined) with the Company or any of its affiliates as of              (the “Final Determination Date”):

[Insert Performance Goal(s)]	[Insert Number of Performance Units]

Performance Units that do not vest based on the foregoing schedule shall be immediately forfeited, effective as of the Final Determination Date, without any further action of the Company whatsoever and without any consideration being paid therefore, and shall cease to be eligible to become fully vested in accordance with Section 1(b) or 1(c) hereof.

Prior to any vesting being made hereunder, the Committee, in its sole discretion, shall determine and certify the extent to which the performance goals have been met, and the Committee’s determination and certification shall be final, conclusive and binding. The determination of the performance goal that has been achieved, and the number of Performance Units that have vested based on performance, shall be calculated by the Company’s Accounting group and reviewed by the Company’s independent public accounting firm.

(b) Vesting. All of the Performance Units are nonvested and forfeitable as of the Grant Date. Subject to the satisfaction of the performance conditions under Section 1(a) hereof, 100% of the Performance Units earned pursuant to the performance vesting condition(s) set forth in Section 1(a) hereof shall time vest as of              ,         , subject to your continued service with the Company or any of its Affiliates on such date.

(c) Acceleration of Vesting. [RESERVED FOR OTHER VESTING TERMS]

(d) Forfeiture. [RESERVED FOR FORFEITURE TERMS]

2. Payment. Subject to the provisions of Section 1 hereof, Performance Units that become vested and payable hereunder shall be paid within two and one-half months following the Final Determination Date. Such payment shall be made in a lump sum cash amount determined by multiplying the number of vested Performance Units that have become payable by the Fair Market Value of a share of Common Stock on the vesting date.

3. Postponement of Payment. The Company may postpone the delivery of payment for the Performance Units for so long as the Company determines to be necessary or advisable to satisfy the following, subject to the requirements and limitations of Code Section 409A:

i.	compliance with any requests for representations; and

ii.	receipt of proof satisfactory to the Company that a person seeking payment for the Performance Units on your behalf upon your estate’s behalf after your death is appropriately authorized.

4. Tax Withholding. By signing this Agreement, you authorize your Employer and the Company to withhold any federal, state and local taxes required by law to be withheld in connection with the vesting of Performance Units and payment on account of the Award from the payment due you on account of the vesting of the Performance Units.

5. Termination of Service. All Performance Units that have not become vested and payable hereunder as of the date of your termination of Service with the Company and its Affiliates shall be immediately forfeited and cancelled upon such termination without any further action of the Company whatsoever and without any consideration being paid therefor.

6. Restrictions on Transfer. Prior to payment, you may not sell, assign, transfer, pledge, hypothecate, encumber or dispose of in any way (whether by operation of law or otherwise) the Award, and the Award may not be subject to execution, attachment or similar process. Any sale or transfer, or purported sale or transfer, shall be null and void. The Company shall not be required to recognize on its books any action taken in contravention of these restrictions.

7. Adjustments for Corporate Transactions and Other Events. The Award shall be subject to the provisions of the Plan relating to adjustments for changes in corporate capitalization and other extraordinary or unusual or non-recurring events.

8. Non-Guarantee of Service Relationship. Nothing in the Plan or this Agreement alters your service relationship with the Company or shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain you as an employee or other service provider for any period of time. This Agreement is not to be construed as a contract of service relationship between the Company and you. This Agreement does not limit in any way the possibility of your termination of service with the Company or its subsidiaries at any time or for any reason (or no reason), whether or not such termination results in the forfeiture of any portion of the Award or any other adverse effect on your interests under the Plan.

9. The Company’s Rights. The existence of the Award and the Performance Units does not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, including that of its Affiliates, or any merger or consolidation of the Company or any Affiliate, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of the Company’s or any Affiliate’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10. Entire Agreement. This Agreement, inclusive of the Plan (which are incorporated by reference into this Agreement), contains the entire agreement between you and the Company with respect to the Award and the Performance Units. Any and all existing oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement by any person with respect to the Award or the Performance Units are superseded by this Agreement and are void and ineffective for all purposes.

11. Conformity and Conflict. Unless otherwise specifically provided in this Agreement, in the event of a conflict, inconsistency or ambiguity between or among any provision, term or condition of this Agreement, the Plan or your Employment Agreement (if applicable), the provisions of first, the Plan, second, this Agreement and, lastly, your Employment Agreement (if applicable), will control, except in the case of Section 13 of this Agreement, which shall control in all cases.

12. Amendment. This Agreement may be amended from time to time by the Committee in its discretion; provided, however, that this Agreement may not be modified in a manner that would have a materially adverse effect on the Award and the Performance Units as determined in the discretion of the Committee, except as provided in the Plan or the Employment Agreement (if applicable), or in any other written document signed by you and the Company.

13. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect to the Award shall be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you agree and submit to the personal jurisdiction and venue thereof.

14. Unfunded Status. The Performance Units and the bookkeeping account to which they are credited shall not be deemed to create a trust or other funded arrangement. Your rights with respect to the Award shall be those of a general unsecured creditor of the Company, and under no circumstances shall you have any other interest in any asset of the Company by virtue of the Award.

15. Severability. If a court of competent jurisdiction (or arbitrator(s), as applicable) determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement that violate such statute or public policy shall be stricken, and all portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, it is the intention of the parties that any court order (or decision of arbitrator(s), as applicable) striking any portion of this Agreement should modify the terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

16. Further Assurances. You agree to use your reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for your benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

17. Headings. Section headings are used in this Agreement for convenience of reference only and shall not affect the meaning of any provision of this Agreement.

18. Counterparts. This Agreement may be executed in counterparts (including electronic signatures or facsimile copies), each of which shall be deemed an original, but all of which together shall constitute the same instrument.

19. Transfer of Personal Data. You authorize, agree and unambiguously consent to the transmission by the Company (or any subsidiary) of any personal data information related to the Performance Units awarded under this Agreement, for legitimate business purposes (including, without limitation, the administration of the Plan) out of your home country and including to countries with less data protection than the data protection provided by your home country. This authorization and consent is freely given by you.

20. Section 409A Compliance. Although the Company does not guarantee the tax treatment of any payment hereunder, the intent of the parties is that payments under this Agreement be exempt from, or comply with, Code Section 409A and the treasury regulations and other official guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

{The Glossary follows on the next page}

GLOSSARY

(a) [RESERVED FOR DEFINED TERMS]

(b) “Service” means your employment or other Service relationship with the Company or your Employer so long as your Employer is an Affiliate of the Company, except that if you cease to be a “common law employee” of the Company or any of its Affiliates but you continue to provide bona fide Services (which shall not include any period of salary continuation commencing after termination due to your Employment Agreement (if applicable) or any Company severance plan) to the Company or any of its Affiliates following such cessation in a different capacity, including without limitation as a director, consultant or independent contractor, then a termination of your employment or Service relationship will not be deemed to have occurred for purposes of this Agreement upon such change in capacity. In the event that your employment or Service relationship is with a business, trade or entity that, after the Grant Date, ceases for any reason to be part of the Company or an Affiliate, your employment or Service relationship will be deemed to have terminated for purposes of this Agreement upon such cessation if your employment or Service relationship does not continue uninterrupted immediately thereafter with the Company or an Affiliate of the Company.

(c) “You,” “Your” means the recipient of the Award as reflected in the first paragraph of this Agreement. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Award may be transferred by will or by the laws of descent and distribution, the words “you” and “your” will be deemed to include such person.

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IN WITNESS WHEREOF, this Agreement is dated and has been executed as of                     .